EXHIBIT 99.2

MILACRON
MANUFACTURING TECHNOLOGIES                                         NEWS RELEASE


                        MILACRON NAMES FOUR NEW OFFICERS

CINCINNATI, Ohio - August 2, 2004...Milacron Inc. (NYSE: MZ) today announced that the heads of its business segments, Dr. Karlheinz Bourdon, David E. Lawrence and Robert C. McKee, and the head of human resources, M. Bradley Baker, have been elected officers of the company by the board of directors.

Bourdon, 47, president of global plastics machinery, is responsible for Milacron's plastics machinery businesses worldwide. With over 20 years experience in the plastics industry, he joined the company in 1992 and has held positions of increasing responsibility in engineering, manufacturing and operations management.

Lawrence, 54, president of global mold technologies, is responsible for Milacron's D-M-E mold technology businesses worldwide. He has over 30 years experience in the mold and die making industry and, since joining the company in 1988, has held leadership positions in manufacturing, engineering and international development.

McKee, 52, president of global industrial fluids, has overall responsibility for coolants, lubricants, forming fluids and process cleaners produced for metalworking industries worldwide. With nearly 30 years in the industrial consumables field, his Milacron experience spans 22 years in engineering, marketing, manufacturing services and operations management.

Baker, 39, has been named vice president of human resources with continued responsibility for Milacron's global human resource functions. He joined the company in 1991 and has served in a variety of human resource positions of increasing responsibility at the corporate and operating group levels.

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Additionally, the following company officer promotions were announced:

Robert P. Lienesch, 58, has been named senior vice president of finance, controller and chief financial officer. While retaining overall responsibility for Milacron's corporate finance and accounting functions, he picks up the duties of controller, previously handled by Ross A. Anderson, who has been appointed general manager for the company's North American plastics injection machinery business.


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Hugh C. O'Donnell, 53, has been named senior vice president, general counsel and secretary with continued responsibility for the company's general legal affairs and for the corporate legal and patent departments, and to serve as secretary to the board of directors.

John C. Francy, 39, has been named vice president and treasurer. He continues to be responsible for Milacron's global treasury functions, including financial analysis, cash management, foreign exchange management, bank relations and other corporate financing requirements.

"With these actions, our board of directors has cast a solid vote of confidence in our company's future," said Ronald D. Brown, chairman, president and chief executive officer. "All of these individuals have demonstrated strong leadership during challenging times, and I look forward to continuing to work with this experienced team as we strive to grow our businesses globally."

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First  incorporated  in  1884,  Milacron  is  a  leading  global  supplier  of plastics-processing technologies and industrial fluids, with about 3,500 employees and major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).


CONTACT:  AL BEAUPRE  513-487-5918


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